                                                                               .
                                                                               .
                                                                               .
                                                                    EXHIBIT 99-1


XEROX CORPORATION SAVINGS PLAN
STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2004 AND 2003

(in thousands)                                                           2004          2003
ASSETS
Investment interest in Master Trust at fair value (Note 4)            $3,944,891    $3,557,666
Participant loans receivable                                              66,008        65,832
Employer contributions receivable                                         11,053        11,572
                                                                      ----------    ----------
                      Net assets available for benefits               $4,021,952    $3,635,070
                                                                      ==========    ==========

   The accompanying notes are an integral part of these financial statements.

XEROX CORPORATION SAVINGS PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2004

(in thousands)                                                                      2004
ADDITIONS
Additions to net assets attributed to:
     Contributions:
        Participant                                                             $  198,003
        Rollovers                                                                    2,631
        Rollovers (from RIGP & ESOP)                                                78,424
        Employer                                                                    47,344
                                                                                ----------
                Total contributions                                                326,402
     Net appreciation from Plan interest in Master Trust,
       net of administrative expenses                                              399,734
     Interest income on participant loans                                            3,450
                                                                                ----------
                Total additions                                                    729,586
                                                                                ----------

DEDUCTIONS
Deductions from net assets attributed to:
     Benefits paid to participants                                                 303,333
     Transfers out of Plan                                                          39,371
                                                                                ----------
                Total deductions                                                   342,704
                                                                                ----------
Net increase in assets available for benefits                                      386,882

Net assets available for benefits
     Beginning of year                                                           3,635,070
                                                                                ----------
     End of year                                                                $4,021,952
                                                                                ==========

   The accompanying notes are an integral part of these financial statements.

XEROX CORPORATION SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

1.      DESCRIPTION OF THE PLAN

        The following description of the Xerox Corporation Savings Plan (the "Plan") provides only general information. Participants should refer to the summary plan description and the plan document for a more complete description of the Plan's provisions.

        GENERAL

        The Plan is a defined contribution plan covering substantially all full and part-time U.S. employees of Xerox Corporation (the "Company") and participating subsidiaries, except those covered by a collective bargaining agreement unless that agreement calls for participation in the Plan. Employees are eligible to participate in the Plan immediately upon hire.

        CONTRIBUTIONS

        Subject to limits imposed by the Internal Revenue Code (the "Code"), eligible employees may contribute up to 80% of pay (as defined in the Plan) through a combination of before-tax and after-tax payroll deductions. Participants direct the investment of their contributions into various investment options offered by the Plan. The Company makes contributions on behalf of the Participants of an amount equal to 50% of the amount of the employee before-tax savings contributions (up to 6%)which equals a maximum match of 3% of annual pay up to the IRS 401(k) elective deferral limit.

        To be eligible to receive the matching Company contribution, the employee must be actively employed on the last business day of the calendar quarter (except by reason of death, retirement, approved leave of absence, disability, or layoff) in which the contribution is made by the Company.

        VESTING OF BENEFITS

        Participants are vested immediately in employee and employer contributions and actual earnings thereon.

        PAYMENT OF BENEFITS

        Upon termination of service, a participant may elect to defer receipt of benefits or receive a lump-sum amount equal to the value of his or her account.

        INVESTMENT OPTIONS

        Plan participants are able to direct the investment of their Plan holdings (employer and employee contributions) into various investment options as offered under the Plan on a daily basis. The investment options consist of three tiers of funds (Tier I, II, and III); each tier consists of several underlying funds with various levels of market risk and returns. The options consist of several balanced funds, a company stock fund, several other stock funds, a bond fund, and a marketplace window (mutual funds).

        PARTICIPANT LOANS

        Participants are permitted to borrow from their accounts subject to limitations set forth in the plan document. The loans are generally payable up to 4.5 years, except for loans to secure private residence which can be payable up to 14.5 years, and bear interest at the quarterly Citibank commercial prime rate in effect at the time of loan issuance plus 1%. Principal and interest payments on the loans are redeposited into the participants' accounts based on their current investment allocation elections. Interest rates ranged from 5% to 11% at December 31, 2004.

XEROX CORPORATION SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

        ADMINISTRATION

        The Company is responsible for the general administration of the Plan and for carrying out the Plan provisions. The trustee of the Plan is State Street Bank and Trust Company (the "Trustee"). Hewitt Associates (the "Recordkeeper") is the recordkeeper of the Plan.

        PLAN TERMINATION

        The Plan was established with the expectation that it will continue indefinitely, however, the Company reserves the right to amend or terminate the Plan.

        RECLASSIFICATIONS

        Certain reclassifications have been made to the 2003 balances to conform with current year presentation.

2.      SUMMARY OF ACCOUNTING PRINCIPLES AND PRACTICES

        BASIS OF ACCOUNTING

        The Plan's financial statements are prepared under the accrual basis of accounting.

        BENEFIT PAYMENTS

        Benefit payments are recorded when paid.

        CONTRIBUTIONS

        Contributions are recorded when withheld from participants' pay.

        USE OF ESTIMATES

        The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

        BASIS OF PRESENTATION

        The assets of the Plan are held in the Xerox Corporation Trust Agreement to Fund Retirement Plans (the "Master Trust"). The value of the Plan's interest in the Master Trust is based on the beginning of year value of the Plan's interest in the trust, plus actual contributions and investment income (loss) based on participant account balances, less actual distribution and allocated administrative expenses. For financial reporting purposes, income on plan assets and any realized or unrealized gains or losses on such assets and expenses in the Master Trust are allocated to the Plan based on participant account balances.

        The Master Trust holds assets for other Company-sponsored plans, some of which may be defined contribution plans and some defined benefit plans. As the Plan's interest in the Master Trust is based on participant investment options there are certain Master Trust investments in which the Plan does not invest.

XEROX CORPORATION SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

        VALUATION OF INVESTMENTS

        The Plan's investment in the Master Trust is recorded at an amount equal to the Plan's interest in the underlying investments of the Master Trust. Investments of the Master Trust are stated at fair value. Shares of registered investment company funds and common and preferred stocks are stated at fair value based on published market prices. The value of the Common Collective Trusts is determined periodically by the Trustee based on current market values of the underlying assets of the fund. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Participant notes receivable are valued at cost which approximates fair value.

        ADMINISTRATIVE EXPENSES

        Certain administrative expenses, such as Trustee, custodian and investment manager fees, are paid by the Master Trust and are net against Master Trust investment income (loss). Certain other administrative expenses are paid by the Company.

        RISKS AND UNCERTAINTIES

        Investments are exposed to various risks, such as interest rate and market. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the value of investments, it is at least reasonably possible that the changes in values in the near term would materially affect the amount reported in the statements of assets available for benefits and the statement of changes in net assets available for benefits.

3.      FEDERAL INCOME TAX STATUS

        The Internal Revenue Service has determined and informed the Company by a letter dated August 28, 2002, covering Plan amendments through October 30, 2001, that the Plan and related Master Trust are designed in accordance with applicable sections of the Internal Revenue Code ("IRC"). The Plan has been amended since receiving the determination letter. However, the plan administrator believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.

4.      MASTER TRUST

        As discussed in Note 2, the Plan participates in the Master Trust. The Trustee holds the Master Trust's investment assets, provides administrative functions for each of the Plans participating in the Master Trust, and executes investment transactions as directed by participants. The following Xerox employee benefit plans represent the following percentages in the net assets of the Master Trust as of December 31:

                                                                                 2004          2003
Xerox Corporation Savings Plan                                                   48.1%         46.5%

The Savings Plan of Xerox Corporation and The
  Xerographic Division, Union of Needletrades, Industrial and
  Textile Employees, A.F.L. - C.I.O. - C.L.C.                                     3.1%          3.1%

Xerox Corporation Retirement Income Guarantee Plan                               45.2%         46.8%

Retirement Income Guarantee Plan of Xerox Corporation and
  The Xerographic Division, Union of Needletrades, Industrial
  and Textile Employees, A.F.L. - C.I.O. - C.L.C.                                 3.6%          3.6%

XEROX CORPORATION SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

        The following financial information is presented for the Master Trust.

        Statement of Net Assets of the Master Trust is as follows:

(in thousands)                                                DECEMBER 31
                                                           2004          2003
ASSETS
Investments at fair value
    At quoted market value
       Short-term investments                           $    8,252    $   15,997
       Fixed income investments                              2,345        37,425
       Xerox stock fund                                    408,652       364,220
       Registered Investment Companies                     328,436       307,729
       Common and preferred stock                          196,460       158,716
       Common collective trusts                          6,990,928     6,588,848
    At estimated fair value
       Interests in real estate trusts                      22,666         9,092
       Investment of securities lending collateral          24,272        16,580
       Other investments                                   250,720       172,053

RECEIVABLES
    Accrued interest and dividends                             547           951
    Receivable for securities sold                           1,706         1,406
    Other receivables                                           52           184
                                                        ----------    ----------
              Total assets                               8,235,036     7,673,201
                                                        ----------    ----------

LIABILITIES
Payable for securities purchased                            12,569        12,425
Payable for collateral on securities loaned                 24,272        16,580
Other                                                          652         1,265
                                                        ----------    ----------
              Total liabilities                             37,493        30,270
                                                        ----------    ----------
              Net assets available for benefits         $8,197,543    $7,642,931
                                                        ==========    ==========

XEROX CORPORATION SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

      Statement of changes in Net Assets of the Master Trust is as follows for the year ended December 31:

(in thousands)                                                           2004
ADDITIONS (DEDUCTIONS) TO NET ASSETS ATTRIBUTABLE TO:
Investments:
    Interest and dividends                                            $   17,322
    Net appreciation of investments                                      896,047
    Variation margin on futures contracts                                 11,244
    Foreign currency loss                                                   (700)
    Other                                                                  6,258
                                                                      ----------
             Total investment net gains                                  930,171
                                                                      ----------
             Total additions from investments                            930,171
                                                                      ----------
DEDUCTIONS FROM NET ASSETS ATTRIBUTABLE TO:
Net transfers out of Master Trust                                        337,165
Administrative expenses                                                   38,394
                                                                      ----------
             Total deductions                                            375,559
                                                                      ----------
Net increase in net assets available for benefits                        554,612

Net assets available for benefits
    Beginning of year                                                  7,642,931
                                                                      ----------
    End of year                                                       $8,197,543
                                                                      ==========

      The Finance Committee of the Xerox Board of Directors approves the overall investment strategy for the Master Trust investments, including the broad guidelines under which they are managed. As of December 31, 2004, the Finance Committee consisted of five members of the Xerox Corporation Board of Directors, none of whom are officers of Xerox Corporation. The Xerox Corporate Treasurer chairs the Fiduciary Investment Review Committee, which is composed of corporate officers who oversee the management of the funds on a regular basis. Xerox retains General Motors Asset Management and its affiliates to provide investment services to this plan, including investment management, asset allocation, research, and the selection, evaluation, and monitoring of investment managers.

XEROX CORPORATION SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

        During 2004, the Master Trust's investments (including investments bought, sold, as well as held during the year) appreciated/(depreciated) in value as follows for the year ended December 31:

(in thousands)                                            2004
Investment at quoted market value:
    Short-term and fixed income investments             $     406
    Xerox common stock                                     79,598
    Registered investment companies                        20,459
    Common and preferred stock                             46,107
    Common collective trusts                              721,465

Investment at quoted market value:
    Interest in Real Estate Trusts                          (496)
    Interest in other investments                          28,508
                                                        ---------
                       Net Appreciation                 $ 896,047
                                                        =========

5.      DERIVATIVE POLICY

        The Master Trust may enter into contractual arrangements (derivatives) in carrying out its investment strategy, principally to: (1) hedge a portion of the Master Trust's portfolio to limit or minimize exposure to certain risks, (2) gain an exposure to a market more rapidly or less expensively than could be accomplished through the use of the cash markets, and (3) reduce the cost of structuring the portfolio or capture value disparities between financial instruments. The Master Trust utilizes both exchange traded investment instruments such as equity and fixed income futures and options on fixed income futures and forward currency contracts. When engaging in forward currency contracts, there is exposure to credit loss in the event of nonperformance by the counter parties to these transactions. The Master Trust manages this exposure through credit approvals and limit monitoring procedures. Procedures are in place to regularly monitor and report market and counter party credit risks associated with these instruments.

        The following is a summary of the significant accounting policies associated with the Master Trust's use of derivatives:

        FORWARD FOREIGN CURRENCY EXCHANGE CONTRACTS

        Forward currency contracts are generally utilized to hedge a portion of the currency exposure that results from the Master Trust's holdings of equity and fixed income securities denominated in foreign currencies.

        Forward currency contracts are generally marked-to-market at the prevailing forward exchange rate of the underlying currencies and the difference between contract value and market value is recorded as unrealized appreciation (depreciation) in Master Trust net assets. When the forward currency contract is closed, the Master Trust transfers the unrealized appreciation (depreciation) to a realized gain (loss) equal to the change in the value of the forward exchange contract when it was opened and the value at the time it was closed or offset. Sales and purchases of forward currency contracts having the same settlement date and broker are offset and any gain (loss) is realized on the date of offset.

XEROX CORPORATION SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

        Certain risks may arise upon entering into a forward currency contract from the potential inability of counterparties to meet the terms of their contracts. Additionally, when utilizing forward currency contracts to hedge, the Master Trust gives up the opportunity to profit from favorable exchange rate movements during the term of the contract.

        A summary of open forward currency contracts at December 31, 2004 and 2003 is presented below:

                                        2004                                          2003
                    --------------------------------------------  -----------------------------------------------
                                                    UNREALIZED                                       UNREALIZED
                                      CONTRACT     APPRECIATION/                    CONTRACT       APPRECIATION/
                      VALUE DATE       AMOUNT     (DEPRECIATION)    VALUE DATE       AMOUNT        (DEPRECIATION)
  CURRENCY TYPE
    PURCHASED

Australian Dollar   2/7/05-3/16/05  $ 53,284,353  $   1,484,126   2/9/04-3/18/04  $  26,457,584   $       519,037
Canadian Dollar     2/7/05-3/16/05       110,125          2,983   2/9/04-3/18/04      1,771,606            54,630
Euro                2/7/05-3/16/05    36,542,924      2,184,802   2/9/04-3/18/04     19,232,614           622,650
Japanese Yen        2/7/05-3/16/05    47,708,582      1,455,404   2/9/04-3/18/04     48,979,369           480,000
Pound Sterling      2/7/05-3/16/05     6,478,960        (80,559)  2/9/04-3/18/04     31,337,648           895,049
Swiss Franc         2/7/05-3/16/05   113,345,015       (310,596)  2/9/04-3/18/04     27,229,698           983,934
Norwegian Kroner    2/7/05-3/16/05    15,159,134        944,228   2/9/04-3/18/04              -                 -
Swedish Kroner      2/7/05-3/16/05    10,619,975        (16,370)  2/9/04-3/18/04              -                 -
New Zealand Dollar  2/7/05-3/16/05    31,973,098        223,555   2/9/04-3/18/04              -                 -
Singapore Dollar    2/7/05-3/16/05             -         76,659   2/9/04-3/18/04              -                 -
                                    ------------  -------------                   -------------   ---------------
                                    $315,222,166  $   5,964,232                   $ 155,008,519   $     3,555,300
                                    ============  =============                   =============   ===============

 CURRENCY TYPE
    SOLD

Australian Dollar   2/7/05-3/16/05  $ 52,476,359  $  (2,655,937)  2/9/04-3/18/04  $   9,573,542    $     (169,304)
Canadian Dollar     2/7/05-3/16/05             -              -   2/9/04-3/18/04      1,662,273           (57,619)
Euro                2/7/05-3/16/05   116,729,645     (3,107,844)  2/9/04-3/18/04     98,203,735        (3,021,608)
Japanese Yen        2/7/05-3/16/05    33,829,216       (106,269)  2/9/04-3/18/04     20,829,642          (161,138)
New Zealand Dollar  2/7/05-3/16/05    56,252,883     (1,323,584)  2/9/04-3/18/04              -                 -
Pound Sterling      2/7/05-3/16/05    27,040,207        (91,383)  2/9/04-3/18/04     13,838,296          (313,813)
Swiss Franc         2/7/05-3/16/05    71,129,411     (1,099,765)  2/9/04-3/18/04     19,196,155        (1,769,302)
Norwegian Kroner    2/7/05-3/16/05    15,645,511       (574,951)  2/9/04-3/18/04              -                 -
Hong Kong Dollar    2/7/05-3/16/05    19,853,417         60,283   2/9/04-3/18/04              -                 -
                                    ------------  -------------                   -------------   ---------------
                                    $392,956,649  $  (8,899,450)                  $ 163,303,643   $    (5,492,784)
                                    ============  =============                   =============   ===============

XEROX CORPORATION SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

        FUTURE CONTRACTS

        The Master Trust may use equity index and fixed income future contracts to manage exposure to the market. Buying futures tends to increase the Master Trust's exposure to the underlying instrument. Selling futures tends to decrease the Master Trust's exposure to the underlying instrument held, or hedge the fair value of other fund investments. The Master Trust does not employ leverage in its use of derivatives.

        Futures contracts are valued at the last settlement price at the end of each day on the exchange upon which they are traded. Upon entering into a futures contract, the Master Trust is required to deposit either in cash or securities an amount ("initial margin") equal to a certain percentage of the nominal value of the contract. Pursuant to the futures contract, the Master Trust agrees to receive from, or pay to, the broker an amount of cash equal to the daily fluctuation in the value of the futures contract. Such receipts or payments are known as "variation margin" which are generally settled daily and are included in the realized gains (losses) on futures contracts. The Master Trust will record a variation margin receivable or payable in the Master Trust net assets for variation margins, which have not yet been paid at the end of the year.

        Futures contracts involve, to varying degrees, credit and market risks. The Master Trust enters into futures contracts on exchanges where the exchange acts as the counterparty to the transaction. Thus, credit risk on such transactions is limited to the failure of the exchange. The daily settlement on the futures contracts serves to greatly reduce credit risk. Losses in value may arise from changes in the value of the underlying instruments or if there is an illiquid secondary market for the contracts. In addition, there is the risk that there may not be an exact correlation between a futures contract and the underlying index or security.

        A summary of open equity index futures at December 31, 2004 and 2003 is presented below:

                                          FUTURES
                                       LONG CONTRACTS
                                      2004          2003
                                     NUMBER OF CONTRACTS
S&P 500 Index                         257           566
S&P Midcap 400 Index                    -            68
Russell 2000 Index                      -            64
                                      ---           ---
                                      257           698
                                      ===           ===

XEROX CORPORATION SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

        A summary of open fixed income futures at December 31, 2004 and 2003 is presented below:

                                          FUTURES
                                       LONG CONTRACTS
                                      2004          2003
                                     NUMBER OF CONTRACTS
US Treasury Notes - 10 years          268           816
US Treasury Notes - 2 years             -             -
EuroDollars                             -             -
                                      ---           ---
                                      268           816
                                      ===           ===

                                           FUTURES
                                       SHORT CONTRACTS
                                      2004          2003
                                     NUMBER OF CONTRACTS
US Treasury Bonds                       -            60
                                      ---           ---
                                        -            60
                                      ===           ===

SECURITIES LENDING

The Master Trust is not restricted from lending securities to other qualified financial institutions, provided such loans are callable at any time and are at all times fully secured by cash (including both U.S. and foreign currency), cash equivalents or securities issued or guaranteed by the U.S. government or its agencies and the sovereign debt of foreign countries. The portfolios may bear the risk of delay in recovery of, or even of rights in, the securities loaned should the borrower of the securities fail financially. Consequently, loans of Portfolio securities will only be made to firms deemed by the subadvisors to be creditworthy. The Portfolios receive compensation for lending their securities either in the form of fees or by retaining a portion of interest on the investment of any cash received as collateral. Cash collateral is invested in the State Street Navigator Securities Lending Prime Portfolio.

All Collateral received will be in an amount equal to at least 100% of the market value of the loaned securities and is intended to be maintained at that level during the period of the loan. The value of the collateral on-hand at December 31, 2004 and 2003 was $24,272,338 and $16,579,627, respectively. The market value of the loaned securities is determined at the close of business of the Portfolio and any additional required collateral is delivered to the Portfolio the next business day. The market value of the loaned securities at December 31, 2004 and 2003 was $23,236,591 and $15,841,414, respectively. During the loan period, the Portfolio continues to retain rights of ownership, including dividends and interest of the loaned securities. Loan income generated from securities lending arrangements was $34,494 for the period ending December 31, 2004.

The income from Security Lending is included in the Other Income line item on the Statement of Changes in Net Assets.

XEROX CORPORATION SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

6.      RELATED PARTY TRANSACTIONS

        The Plan, along with the Savings Plan of Xerox Corporation and the Xerographic Division, Union of Needletrades, Industrial and Textile Employee, A.F.L.-C.I.O.-C.L.C. (the "Plans"), invests in a unitized stock fund, the Xerox Stock Fund (the "Fund"), which is primarily comprised of Xerox Corporation common shares. The unit values of the Fund are recorded and maintained by the Trustee. During the year ended December 31, 2004, the Plans purchased common shares in the Fund in the amount of $42,685,387, sold common shares in the Fund in the amount of $76,993,154, and had net appreciation in the Fund of $79,598,253. The total value of the common shares in the Fund was $408,652,023 and $364,219,641 at December 31, 2004 and 2003, respectively. These transactions, as well as participant loans, qualify as party-in-interest transactions.

        In addition, certain funds are managed by an affiliate of the Trustee and therefore qualify as party-in-interest transactions.

7.      CONTINGENCIES

        In the normal course of business, the Plan enters into agreements that contain a variety of representations and warranties which provide general indemnifications. The Plan's maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Plan that have not yet occurred. However, based on experience, the Plan expects the risk of loss to be remote.

XEROX CORPORATION SAVINGS PLAN
SUPPLEMENTAL SCHEDULE
SCHEDULE OF ASSETS (HELD AT END OF YEAR) - SCHEDULE H, PART IV, ITEM 4i DECEMBER 31, 2004

                                                               DESCRIPTION OF
       IDENTITY OF ISSUER,                            INVESTMENT INCLUDING MATURITY DATE,
       BORROWER, LESSOR,                                      RATE OF INTEREST,
       OR SIMILAR PARTY                                COLLATERAL, PAR OR MATURITY VALUE          CURRENT VALUE
Investment Interest in Master Trust               See Footnote 4                                  $   3,944,891

* Participant loans receivable                    Loans to Plan participants, maturity dates      $      66,008
                                                  through July 31, 2019, interest rates from
                                                  5% to 11% per annum

* Party in interest.

Note: Other schedules required by Section 2520.103-10 of the Department of Labor's Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Participants and Administrator of the Xerox Corporation Savings Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of Xerox Corporation Savings Plan (the "Plan") at December 31, 2004 and 2003, and the changes in net assets available for benefits for the year ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP
    PricewaterhouseCoopers LLP

Stamford, Connecticut

June 27, 2005